Compliance Manual	November 2009

COLCHESTER GLOBAL INVESTORS LIMITED

COMPLIANCE MANUAL

Compliance Manual: November 2009

B. CODE OF ETHICS

1	Values

The values which underlie our business are as follows:

Focus

In order to be consistently effective in their work, investment professionals require a focused and stable environment. Our view is that employee ownership and control is the best way of avoiding the uncertainties that can threaten this focus and stability. Moreover, we believe that our ownership structure aligns our interests as investment professionals with those of our clients.

Integrity and Trust. We work for our clients and their beneficiaries and their interests take precedence.

Perspective. In neither our investments nor our business do we allow short term expediency to outweigh medium term benefits.

Service

Colchester aims to provide good reporting, timely information and accurate administration.

2	Commercial Policies

a) General Scope of the Company’s Business

Colchester deals directly only with institutional and high net worth investors; it does not deal with retail investors (except indirectly via the operators of suitably structured and registered mutual funds). All clients therefore fall into the category of Professional Client as defined in the Financial Services Authority Handbook of rules and guidance.

Colchester does not deal as principal in transactions for clients. All transactions entered into on behalf of discretionary clients are dealt through brokers or dealers independent of Colchester.

Colchester does not hold client money or assets. These are always held by third party custodians who usually enter into custodian agreements directly with the clients. Colchester does not operate any client bank accounts. Documents of title and certificates belonging to clients are handled by the custodians.

Assets held by custodians in the Funds and client Accounts may on occasion be lent to third parties. These transactions only take place where permitted under the client/custodian agreement and are not instigated by Colchester. Any interest earned is payable to the Fund or client Account. Funds are generally not borrowed on behalf of clients’ portfolios. Assets in the total return funds may, however, be pledged to meet margin requirements.

Compliance Manual: November 2009

b) Marketing

Colchester’s marketing activities are limited to the promotion of its services to suitable consultants and institutional investors through subscription to a limited number of consultant databases and through the provision of responses to RFPs and proposal requests typically received from consultants with whom there is a preexisting relationship. Colchester maintains a website which provides high level descriptions of the firm and its services but it does not actively advertise or promote specific investments (including units and shares in the commingled funds it operates).

c) Soft Commissions

Neither Colchester nor its affiliates share, directly or indirectly, in any of the revenues generated by Fund or client Account brokerage transactions. Furthermore, Colchester does not receive “soft-dollar” benefits from, or pay “soft-dollar” commissions to, brokers.

d) Prohibited Transactions

Colchester is not involved in the following activities:

•	corporate finance activities

•	sponsoring of public offerings of securities not dealt in on an exchange;

•	recommending investments in securities which are not readily realisable;

•	acting for any person in connection with take-overs, mergers or substantial acquisition of shares;

•	marketing of life policies or units in regulated collective investment schemes.

e) Error Policy

On rare occasions, an error may be made with respect to a Fund or Account transaction. For example, a security or other financial instrument (such as spot or forward currency contract) may be erroneously purchased or sold, the Fund or Account’s investment guidelines may be inadvertently breached , or a security may be tendered in error as part of a corporate action.

When it bears legal responsibility for the error Colchester generally seeks to place the Fund or Account concerned in a substantially similar position as it would have been in had the error not occurred. Clients benefit from any gains resulting from errors that arise as a result of their assets being exposed to investment or risk.

In certain circumstances, Colchester may be required to obtain the consent of its regulators (which may include, but are not limited to, the Financial Services Authority (FSA), the Securities Exchange Commission (SEC) or the Department of Labor), an independent fiduciary on behalf of its clients, its clients and/or its insurers before resolving an error. Obtaining these consents or correcting the error may result in, among other items, delays in placing the Fund or Account in a substantially similar position as it would have been in had the error not occurred, the payment of compensatory amounts (these payments may, in certain circumstances be paid over a period of years) and/or the suspension of the calculation of an Account’s or Fund’s net asset value.

If any error is made, the staff member or Director must immediately bring it to the attention of an Investment Manager, the CCO, and/or other appropriate Senior manager. Together, they should decide on what corrective action to take to protect clients and minimise loss to Colchester.

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f) Intention to comply with FSA and SEC rules

It is the policy of Colchester to comply at all times with the principles, rules and regulations that affect the conduct of its business. It will confine its business to those activities for which it is registered with the FSA and the SEC.

Colchester regards the setting of high standards of conduct in all aspects of its business as being of the utmost importance. In particular, it understands the need to comply with the ‘Principles’ as laid down by the FSA (and reproduced in Appendix 1).

Colchester recognises its obligations to the FSA and SEC in respect of providing and maintaining information and intends to honour them. Any request from the FSA, SEC or other regulators to have such information verified will be complied with.

Colchester recognises the scope of the authorisation given to it by the regulatory organisations to which it belongs. Colchester will not expand its business activities outside this without reference to the proper authorities.

g) Privacy and Confidentiality

Colchester is committed to maintaining the confidentiality, integrity and security of personal information provided by current and potential clients. Personal information may be obtained in a number of ways, such as during the pre-investment period or from ongoing communications between Colchester and its clients. All information obtained about clients is treated by Colchester as confidential, unless such information is publicly available. Colchester exercises the same care dealing with personal information obtained from its investors that Colchester uses in dealing with its own internal confidential information.

Colchester makes reasonable endeavours to protect personal information provided by clients in a number of ways. All of Colchester’s employees receiving or processing personal information relating to clients are subject to strict employment policies regarding client confidentiality. Colchester makes reasonable efforts to procure that its systems are secure. Where Colchester considers it appropriate, Colchester will make use of passwords, firewalls, encryption technologies, and other mechanisms are used. Physical and procedural safeguards have been established by Colchester which are intended to protect client information from unauthorized access or use.

Colchester may use data obtained from clients for the purpose of communicating information about its investment products to such clients. Colchester may also provide information concerning clients to firms that assist Colchester in servicing the clients where Colchester considers this is appropriate (and compatible with any applicable privacy regulations). This is intended to ensure that all clients are given an appropriate level of service. Colchester may from time to time provide clients with information concerning the investment products of its business partners if Colchester believes this information may be of interest to investors.

Each new member of staff is required to agree that during his/her employment with Colchester or at any time thereafter, without the written permission of the Chairman or

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CCO, he/she will not disclose to any person, firm or company, any information concerning the affairs of Colchester, its associates or clients, the disclosure of which may damage the interests of Colchester or its clients or which is of a confidential nature. Each member of staff must agree to abide by Colchester’s privacy policy.

Each new member of staff is required to indicate his/her agreement to this by signing a confidentiality undertaking and returning it to the Chief Operating Officer who maintains at all times a definitive log of all confidentiality undertakings for all current and past members of staff.

Company Property: all originals and copies of confidential information are the sole property of Colchester. Upon termination of employment for any reason, or upon request of Colchester at any time, each employee will promptly return all copies of such material. During employment with Colchester and at all times thereafter, no employee shall remove or cause to be removed from Colchester’s premises any of the information, except in furtherance of his or her duties as an employee.

h) Conflicts of Interest

(i) Material interests

Colchester (who will normally act as agent) may undertake transactions in which Colchester has, directly or indirectly, a material interest or a relationship with another party, which may involve a potential conflict with Colchester’s duty to a client. For example, such potential conflicts may arise because:

•	Colchester undertakes investment management for other clients;

•	Any of Colchester’s directors or employees is a director of, or has some interest in a company whose securities are held or dealt in on behalf of the client;

•	Colchester may act as agent for the client in relation to transactions in which it is also acting as agent for the account of other clients of Colchester.

Colchester makes disclosure of the general nature and/or sources of such conflicts of interest to its clients before undertaking business for the client.

(ii) Performance Fees

Colchester may enter into performance fee arrangements with clients. Theoretically, this type of fee arrangement provides an incentive for an investment manager to favor an account or accounts that pay performance fees over those that do not. Colchester does not believe its performance fee arrangements disadvantage any of its clients and takes all reasonable steps to ensure the fair and equitable allocation of investment opportunities amongst its clients without regard to fee arrangement. Accordingly Colchester has in place procedures to ensure that transactions for all accounts are dealt with on the same basis and compliance monitoring reviews routinely consider whether those procedures are being implemented in practice. A register of performance fee bearing portfolios is maintained.

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(iii) Inside Information

As an institutional Investment Manager, Colchester and its staff have responsibility for large amounts of funds which, when invested or disinvested, could have a significant impact on the securities or foreign exchange markets, or more particularly, on the value of an individual security. Through its contacts with brokers clients or market participants, Colchester and its staff may obtain inside information.

The following prohibitions apply:

•

No staff member in possession of inside information about a security shall purchase or sell the security, or procure another person to purchase or sell the security, for his or her account, for the account of Colchester, for any client account or for the account of anyone else.

•	Staff should not discuss investment issues with other Asset Management Companies as this may lead to inadvertent exchange of inside information.

•	No staff member shall pass on inside information to any person outside Colchester except as required in discussions with Colchester’s professional advisors.

•	No staff member shall recommend the purchase or sale of a security while in the possession of inside information relating to that security.

These rules apply equally to securities of related companies if they might reasonably be affected by general disclosure of the inside information (for example, securities of a major supplier, customer or competitor).

The overriding principle is that under no circumstances may a staff member trade or recommend trading in any security while in possession of inside information relating to that security.

(iv) Market Rumours

Initiating market rumours and the spreading of false information is prohibited for all staff. The discovery of any such practice results in disciplinary action against the member of staff concerned in line with agreed procedures. In the event that members of staff receive information which they consider to be a rumour then it is the firm’s policy that such information is not passed on to other parties or subject to discussion without emphasising that the information in question is unproven and likely to be a rumour. Rumours relating to specific securities which are likely to be traded for the firm’s client accounts will be reported to Compliance.

(v) Personal Account Dealing

Prohibitions

Colchester has procedures in place to restrict and control the extent of Personal Account Dealing. Supervised persons (all staff members and any temporary or contract workers engaged by Colchester in furtherance of its regulated investment management business) are not permitted to deal or effect personal transactions unless they have signed an undertaking to comply with the

Compliance Manual: November 2009

provisions of Colchester’s Compliance Manual and Code of Ethics and sought prior approval for the transaction under these procedures. The following prohibitions apply:

•

No supervised person may deal for their own account with any of Colchester’s clients, unless the client is an “Authorised Person” (under the Financial Services and Markets Act 2000) or a listed money market institution;

•	No supervised person may deal, nor seek permission to deal, if they are aware that such dealing may have a direct adverse impact on Colchester, its associates, a client or a colleague;

•

No supervised person may knowingly deal on their own account or on behalf of Colchester with a person who is an employee of another firm who is trying to evade their personal dealing rules or insider trading regulations; and,

•	No supervised person may advise or cause another person to deal in contravention of any of these rules or any insider trading regulations.

Exemptions

The above prohibitions and procedures do not apply to investments in automatic investment plans or accounts over which the employee has no direct, or indirect, influence or control. Other exemptions from procedures will be considered by the CCO on a case by case basis having regard to relevant regulatory requirements.

Holdings Reports

All supervised persons are deemed to be “access persons” for the purposes of SEC rules on personal securities dealing, and accordingly all new supervised persons are required to provide the CCO with a report of securities held (other than in an automatic investment plan or in an account over which the employee has no direct or indirect influence or control). Where reportable securities are held, annual holdings reports are required and these should be submitted to Compliance within 45 days of the date of issue of the report. Quarterly reports will not be required because all transactions require prior approval from the CCO.

(vi) Gifts, Entertainment and Contributions

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with Colchester could call into question the independence of its judgement and accordingly Colchester has set limitations on this type of conduct.

Accepting Gifts and Entertainment

On occasion, employees may be offered or may receive gifts or other forms of non-cash compensation from clients, brokers and other people not affiliated with Colchester. Extraordinary or extravagant gifts are not permissible and must be declined or returned unless the CCO has given approval. Gifts of a nominal value (i.e. gifts whose reasonable value is no more than £100 annually from a single giver), customary business lunches, dinners, entertainment at which both the employee and giver are present and promotional items with a

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value that does not exceed £100 may be accepted. The giving or receiving of all gifts and hospitality, regardless of value, must be reported to the CCO, and for gifts or hospitality in excess of £100 in value the CCO’s guidance must be sought before acceptance.

Giving Gifts and Providing Entertainment

Employees may not give any gifts with an aggregate value in excess of £100 per year to any person associated with a financial organization, to members of the news media or to clients or prospective clients of the firm. Employees may provide reasonable entertainment to persons associated with financial organizations and to clients or prospective clients provided that both the employee and recipient are present and there is a business purpose for the entertainment. It is anticipated that employees will not entertain the same person more than four times per year or spend more than £100 per person on business meals on such occasions. Any expenditure in this form must be clearly identified in expense claims or credit card statements and the employee must provide the date, description and recipient of the entertainment.

A register of gifts received and given is maintained by Compliance.

ERISA considerations

ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money or anything of value that is given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and is therefore unlawful under ERISA. Many public employee benefit plans are subject to similar restrictions.

Political Contributions

All non-US political contributions by employees in excess of £250 must be reported to the CCO prior to being made and political contributions equal to or less than £250 should be reported to the CCO within 10 days of being made.

Any political contributions or fundraising activity made to US politicians, candidates, political parties or government officials must be precleared with the CCO to ensure no conflict of interest exists with Colchester’s clients or prospective clients.

(vii) Outside Business Activities

Our duties to clients dictate that Colchester and its employees should devote their professional attention to client interests above their own and those of other organizations. Accordingly employees may not engage in any of the following outside business activities without the prior written consent of the CCO:

•	Be engaged in any other business;

•	Be employed or compensated by any other person for business-related activities;

•	Serve as an employee of another organization;

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•	Serve as a general partner, managing member or in similar capacity with limited or general partnerships, LLCs or private funds (other than those managed by Colchester);

•

Engage in personal investment transactions to the extent that it diverts the employee’s attention from or impairs the performance of his or her duties in relation to the business of Colchester and its clients;

•

Have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services from which the employee might benefit or appear to benefit materially; or

•	Serve on the board of directors (or in any similar capacity) of another company.

•	Authorisation for board service will normally require that Colchester does not hold or purchase any shares in the company on whose board the employee sits.

A register of outside interests requiring the prior written consent of the CCO is maintained by Compliance.

i) Complaints

A complaint is defined as any communication (whether verbal or written) and whether justified or not which expresses concern about services provided by Colchester. Any complaint received from a client, regulatory authority or other organisation will be treated seriously.

A complaint received from any client, regulatory authority or other organisation, must be passed to the CCO immediately.

The CCO must immediately pass a copy of the complaint to the Chairman and agree an appropriate course of action to investigate the complaint.

When the investigation is completed, the outcome must be reported to the Chairman and the CCO. They will decide what further action, if any, should be taken to settle the complaint.

The CCO must keep a written record of the complaint, giving details of the investigation and any action taken. He must also inform the client, in writing, of how the complaint will be resolved including a statement that if not satisfied, the Complainant must inform Colchester within one month or the complaint will be treated as settled. The client must also be informed of his right to take the matter to the Financial Ombudsman. If the complaint has not been resolved to the satisfaction of the client two months after receipt, the CCO must inform FSA, in writing, of the complaint. The Complainant must be informed that FSA has been notified. Records will be kept for a minimum of six years from the date of receipt of the complaint.

j) Violations of The Code

Violations of the Code should be reported immediately by staff to the CCO who will decide on any further action to be taken and take steps to ensure the source of information received is not disclosed.

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k) Employee Acceptance of The Code

All new employees to the firm are required to sign an acknowledgement that they have received and read a copy of the Compliance Manual and Personnel Handbook and agree to comply with Colchester’s policies and procedures at all times, including the Code of Ethics.

It is the responsibility of each employee to maintain familiarity with the Code of Ethics as it may be revised from time to time.

Further information on areas of the Code is provided as follows:

Inside Information	Part III B
Personal Account Dealing	Part III C
Breaches & Errors Policy	Part IV F

Part III. LEGAL AND REGULATORY OBLIGATIONS

B. INSIDE INFORMATION

1	Legislation

Through its contacts with brokers, clients and other market participants Colchester and its staff may obtain inside information (defined below).

The misuse of inside information is a serious offence which could result in disciplinary proceedings, including dismissal, as well as civil and criminal penalties. Part V of the Criminal Justice Act 1993 makes it illegal to trade or recommend trading in securities on the basis of unpublished price sensitive (“inside”) information. In addition the Market Abuse Directive has been implemented across Europe and a summary of the Directive’s main provisions is included at Appendix 7. Similar legislation applies in other countries.

Inside information is unpublished price sensitive information which is not generally known but would be likely to affect the price of a company’s securities if it were generally known:

•	Unpublished Information is information which is received in circumstances indicating that it could only have been provided by an insider

•

Price Sensitive Information could include information about earnings or dividend announcements, significant write down of assets, information about mergers or acquisitions, new products or discoveries, management changes etc.

•

Insider is anyone who at any time within the preceding six months was knowingly “connected” with a company. This could include officers, directors and employees of Colchester, and also include individuals with professional business relationships with Colchester such as the firm’s solicitors, auditors, financial advisors or financial printers

Misuse of inside information includes purchasing or selling a security on the basis of

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such information whether for the account of any part of Colchester, a personal account, or the account of anyone else. It also includes passing inside information to another person who may deal on the basis of it or advising anyone else to deal on the basis of such information.

Any Investment Manager, or other member of staff, who thinks that they may have received inside information must notify the CCO immediately. The obligation to act properly in these circumstances rests with the member of staff.

The CCO will make an assessment as to whether the information is price sensitive. Where information is deemed to be price sensitive, an entry will be made on the Restricted Securities List maintained by Compliance and all Investment Managers and dealers will be notified on a need to know basis so that dealing does not occur in the security, and the person who received the inside information is not guilty through omission. The CCO will determine, based on the nature of the information and any issues of a time sensitive nature, whether a black out period is required. The member of staff making the notification will be told the length of any black out period deemed necessary.

2	Prohibitions

The following rules on inside information must be adhered to:

•

No staff member in possession of inside information about a security shall purchase or sell the security, or procure another person to purchase or sell the security, for his or her account, for the account of Colchester, for any Client account or for the account of anyone else.

•	Staff should not discuss investment issues with other Asset Management Companies as this may lead to the inadvertent communication of inside information.

•	No staff member shall pass on inside information to any person outside Colchester except as required in discussions with Colchester’s professional advisors.

•	No staff member shall recommend the purchase or sale of a security while in the possession of inside information relating to that security.

These rules apply equally to securities of related companies if they might reasonably be affected by general disclosure of the inside information (for example, securities of a major supplier, customer or competitor).

The overriding principle is that under no circumstances may a staff member trade or recommend trading in any security while in possession of inside information relating to that security.

C. PERSONAL ACCOUNT DEALING

1	Scope

The rules set out below apply to personal transactions undertaken by all Colchester supervised persons (i.e. all staff members and any temporary or contract workers engaged by Colchester in furtherance of its regulated investment management business). Personal transactions are investment trades undertaken by or on behalf of the supervised person or:

(a)	their spouse or civil partner;

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(b)	their dependent child or stepchild;

(c)	their other relatives sharing the same household;

(d)	any other person or entity with whom they have a close link (a link arising through ownership/control and would include a partnership, trust or company controlled by the supervised person or any one of the categories of person listed here); and,

(e)	any other person whose relationship with the supervised person is such that the supervised person has a direct or indirect material interest in the outcome of the trade (other than a fee or commission for the execution of the trade).

Personal transactions exclude trades in investments in automatic investment plans or accounts over which the supervised person or other person listed above has no direct, or indirect, influence or control.

2	Restrictions on Personal Transactions

•	No supervised person may deal or effect personal transactions unless they have signed the undertaking to comply with the provisions of the Colchester’s Compliance Manual and Code of Ethics.

•

No supervised person may deal for their own account with any of Colchester’s clients unless the client is an “Authorised Person” (under the Financial Services & Markets Act 2000) or a listed money market institution.

•	No supervised person may deal, nor should seek permission to deal, if they are aware that such dealing may have a direct adverse impact on Colchester, its associates, a client or a colleague.

•

No supervised person may knowingly deal on their own account or on behalf of Colchester with a person who is an employee of another firm who is trying to evade their personal dealing rules or insider trading regulations

•	No supervised person may advise or cause another person to deal in contravention of any of these rules or any insider trading regulations.

3	Approval for Personal Transactions

Supervised persons who wish to undertake a personal transaction must complete a “Personal Account Dealing Consent Form” (see Appendix 8; also available in “Procedures” folder on S drive) and get it authorised by the CCO or, in his absence a director, before they carry out the investment transaction. Consent will generally be given where the CCO or director in question is satisfied that the proposed transaction falls outside the firm’s current investment program, does not present a conflict with firm or client interests and does not involve securities in which trading is restricted at the time consent is requested. The authorized consent form should be passed to Compliance.

If authorisation is received the trade must be executed within the specified approval window (typically 48 hours), after which the authorisation will lapse and the supervised person will need to seek re-approval.

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In dealing, supervised persons must inform the broker that they are employed by Colchester, that they are dealing for their personal account and that they will not accept any special dealing facilities in connection with their personal dealings. After executing the transaction, a copy of the contract note must be sent to Compliance.

Supervised persons are encouraged to adhere to the best practice principle that all security dealing should be for long-term investment purposes rather than short-term trading profits. Whilst no minimum holding period is stipulated for the holding of securities, Compliance reviews copy contract notes and consent forms on a regular basis and will carry out checks for short-term dealing. Short-term trades will be queried and patterns of short-term trading identified will be investigated where necessary.

4	Ongoing and Annual Disclosure Requirements

All supervised persons are deemed to be access persons for the purposes of SEC rules on personal securities dealing and accordingly all new supervised persons are required to provide the CCO with a report of securities held (other than in an automatic investment plan or in an account over which the supervised person has no direct or indirect influence or control). The CCO will review this information and it will be treated in a confidential manner with access generally only being necessary by compliance staff. However, complete privacy cannot be guaranteed to employees as Colchester believes openness is the best safeguard against any possible accusations of conflicts of personal dealing with respect to the assets of clients, who interests must always be prioritised.

On an annual basis all supervised persons are required to complete a disclosure of their personal transactions for the year to 31 December and to sign a declaration that they have complied with the firm’s Code of Ethics and Personal Account Dealing Rules over the period since their initial/last declaration.

Where securities are reported in the initial holding report of a supervised person, or are acquired subsequently pursuant to the personal transaction approval process outlined above, annual holdings reports are required and these should be submitted to Compliance within 45 days of the date of issue of the report. Quarterly reports will not be required because all transactions require prior approval from the CCO.

5 Exemptions

Exemptions from the firm’s procedures documented above will be considered by the CCO on a case by case basis having regard to relevant regulatory requirements.

6 Failure to Comply

Failure by any supervised person to comply with any of the requirements of the Personal Account Dealing Rules will be treated very seriously.

Colchester Global Investors Limited

7 Records

The CCO is required to maintain the following records for six years:

a)	Undertakings from supervised persons that they will comply with the firm’s Personal Account Dealing Rules

b)	Consent forms and copies of Contract Notes

c)	Details of any special consents or exemptions granted

Part IV. OPERATING PROCEDURES

F. BREACHES AND ERRORS POLICY

1	Definitions

Breaches: errors or incidents which lead to a breach of:

•	regulatory or legal requirements;

•	client investment guidelines; or,

•	client confidentiality

Errors: incidents where procedures have broken down through, either a systematic, one off or human error. Errors can lead to breaches but need not, and may also result in financial loss. Errors include trade errors, trade administration errors (e.g. on settlement) and errors in fund administration and monitoring.

2 Procedure

When an error or breach is identified the cause should be investigated quickly so that remedial action to rectify the position can be taken as soon as possible. Where the incident results in a breach or potential breach (as defined above) the CCO must be informed immediately. Where an error arises and the impact of the error cannot be determined staff should inform their immediate superior who will take a view on whether the CCO or a member of the investment team should be informed at that point. The CCO and relevant members of staff will determine what action needs to be taken and whether notification is required to a third party (client, regulator, law agency, insurer).

Colchester Global Investors Limited

Clients should be notified of all breaches of investment guidelines (there is no materiality threshold) or confidentiality and should be notified of significant interest claims which might result in a dispute or legal action between Colchester and the client appointed custodian.

3 Documentation

All errors and breaches arising as a result of an error must be documented in an error note. The note should include:

•	a description of the events leading to the breach or error;

•	a description of the remedial action taken, parties informed and any further resolution required;

•	for errors, whether the error resulted in a breach;

•	for errors, whether the error resulted in a financial loss, quantification of the loss and how the loss was treated/recovered; and,

•	consideration of what action is needed to enhance systems and procedures to ensure an error or breach is not repeated.

Copies of relevant supporting documentation (e-mails, letters etc) should be attached to the error note. Notes should be sent to Compliance and Compliance staff are responsible for updating the Error Log and, if necessary, the Breaches Register. Errors, breaches and interest claims will be reviewed at each Compliance Group Meeting and reported to senior management and board members through the Operational Risk Report. Interest claims are recorded separately in a log maintained by Operations and are subject to review in the monthly compliance review of Operations.